Exhibit 99.1

News Release

For release at 4:15 p.m. EDT
RAYONIER REPORTS THIRD QUARTER 2016 RESULTS

•Net income attributable to Rayonier of $39.4 million or $0.32 per share, on revenues of $171.4 million
•Pro forma net income of $40.6 million or $0.33 per share

•	Operating income of $49.7 million, pro forma operating income of $50.9 million and Adjusted EBITDA of $87.2 million

•	Year-to-date cash provided by operations of $163.9 million and cash available for distribution (CAD) of $123.5 million
JACKSONVILLE, FL — November 2, 2016 — Rayonier Inc. (NYSE:RYN) today reported third quarter net income attributable to Rayonier of $39.4 million, or $0.32 per share, on revenues of $171.4 million. This compares to net income attributable to Rayonier of $19.7 million, or $0.16 per share, on revenues of $151.7 million in the prior year quarter. The third quarter results include $1.2 million of costs related to shareholder litigation.1 The prior year third quarter results included $1.5 million of costs related to shareholder litigation1 and $0.4 million of expense related to the write-off of capitalized financing costs in connection with new credit facilities. Excluding these items, pro forma net income2 was $40.6 million, or $0.33 per share, versus $21.6 million, or $0.17 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on an actual and pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2016		September 30, 2015
	$	EPS	$	EPS

Revenues	$171.4		$151.7

Net income attributable to Rayonier	$39.4	$0.32	$19.7	$0.16
Costs related to shareholder litigation[1]	1.2	0.01	1.5	0.01
Expense related to the write-off of capitalized financing costs	—	—	0.4	—
Pro forma net income[2]	$40.6	$0.33	$21.6	$0.17

Third quarter operating income was $49.7 million versus $27.8 million in the prior year period. The third quarter operating income includes $1.2 million of costs related to shareholder litigation.1 The prior year third quarter operating income included $1.5 million of costs related to shareholder litigation.1 Excluding this item, pro forma operating income2 was $50.9 million versus $29.3 million in the prior year period. Third quarter Adjusted EBITDA2 was $87.2 million versus $65.8 million in the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)2 and Adjusted EBITDA2 for the current quarter and comparable prior year period:

	Three Months Ended September 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[2]		Adjusted EBITDA[2]
(millions of dollars)	2016	2015	2016	2015	2016	2015
Southern Timber	$8.2	$10.5	$8.2	$10.5	$18.2	$24.9
Pacific Northwest Timber	(3.3)	3.1	(3.3)	3.1	3.4	7.3
New Zealand Timber	6.6	(0.9)	6.6	(0.9)	12.6	6.1
Real Estate	43.1	20.0	43.1	20.0	56.6	30.9
Trading	0.5	0.4	0.5	0.4	0.5	0.4
Corporate and other	(5.4)	(5.3)	(4.2)	(3.8)	(4.1)	(3.8)
Total	$49.7	$27.8	$50.9	$29.3	$87.2	$65.8

Year-to-date cash provided by operating activities was $163.9 million versus $143.4 million in the prior year period. Year-to-date cash available for distribution (CAD)2 of $123.5 million increased $22.6 million versus the prior year period primarily due to higher Adjusted EBITDA2 ($27.4 million), partially offset by higher cash interest paid ($1.7 million), higher cash taxes paid ($0.1 million) and higher capital expenditures ($3.0 million).
“Our strong overall results this quarter reflect the balance and diversity of our portfolio, as favorable Real Estate and New Zealand Timber results more than offset the impact of lower harvest volumes across all our regions,” said David Nunes, President and CEO. “Southern Timber volumes decreased 23% relative to the prior year quarter as our ability to harvest in Texas and Louisiana continued to be hampered by wet ground conditions from heavy rainfall, and as we reduced volumes in certain eastern markets following unseasonably dry weather, which led to higher mill inventories and softer market conditions. Average stumpage prices in Southern Timber increased by 1%, primarily due to geographic mix. In the Pacific Northwest, harvest volumes decreased 32% relative to the prior year quarter, partially offset by a 3% increase in average domestic and export sawtimber prices. New Zealand Timber results were well above the prior year quarter even though harvest volumes were 23% lower. This performance improvement was driven by an 18% increase in export prices, reflecting strong demand from China for Radiata pine logs, as well as a 25% increase in domestic sawtimber prices as a result of solid domestic demand and a strengthening of the New Zealand dollar. Real Estate results were significantly above the prior year quarter due to a large Non-Strategic / Timberland sale in Georgia and continued strong demand for Rural HBU properties.”
Southern Timber
Third quarter sales of $27.8 million decreased $7.0 million, or 20%, versus the prior year period. Harvest volumes decreased 23% to 1.09 million tons versus 1.42 million tons in the prior year period. This decrease in harvest volumes was driven by wet weather in the Gulf states, which restricted our ability to harvest in that region, and curtailed harvest activity in certain eastern markets in response to softer market conditions resulting from dry weather and higher mill inventories. Average sawtimber stumpage prices decreased 4% to $26.17 per ton versus $27.27 per ton in the prior year period, while average pulpwood stumpage prices increased 6% to $17.36 per ton versus $16.39 per ton in the prior year period. The decrease in average sawtimber prices was driven by mix, specifically heavy rainfall resulting in decreased volume in one of the Company’s higher-priced sawtimber regions. The increase in average pulpwood prices was also driven by mix, as an increased proportion of volume came from higher-priced regions. Overall, weighted-average stumpage prices (including hardwood) increased 1% to $19.76 per ton versus $19.63 per ton in the prior year period. Operating income of $8.2 million decreased $2.3 million versus the prior year period due to lower volumes ($3.0 million), higher overhead and road maintenance costs ($0.3 million) and lower non-timber income ($0.2 million), which were partially offset by lower depletion rates ($1.0 million) and higher weighted-average stumpage prices ($0.2 million).
Third quarter Adjusted EBITDA2 of $18.2 million was $6.7 million below the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Pacific Northwest Timber
Third quarter sales of $16.1 million decreased $5.5 million, or 25%, versus the prior year period. Harvest volumes decreased 32% to 241,000 tons versus 353,000 tons in the prior year period, as additional volume from our Oregon acquisition was more than offset by harvest curtailments in Washington in response to weaker than expected export market conditions in the beginning of the quarter. Average delivered sawtimber prices increased 3% to $76.69 per ton versus $74.33 per ton in the prior year period, while average delivered pulpwood prices decreased 13% to $40.07 per ton versus $45.88 per ton in the prior year period. The increase in average sawtimber prices was due to an overall strengthening of export and domestic sawtimber markets, combined with additional volume from Oregon, which generally commands a higher sawtimber price than Washington. The decrease in pulpwood prices was due to the increased availability of wood chips in certain market areas. Operating loss of $3.3 million versus operating income of $3.1 million in the prior year period was primarily due to higher depletion rates resulting from our Oregon acquisition ($3.8 million), lower volumes ($2.6 million), higher overhead and severance taxes ($0.5 million) and lower non-timber income ($0.1 million), which were partially offset by higher prices ($0.6 million).
Third quarter Adjusted EBITDA2 of $3.4 million was $3.9 million below the prior year period.
New Zealand Timber
Third quarter sales of $42.2 million increased $1.1 million, or 3%, versus the prior year period. Harvest volumes decreased 23% to 552,000 tons versus 721,000 tons in the prior year period. Average delivered prices for export sawtimber increased 18% to $97.44 per ton versus $82.42 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 25% to $75.06 per ton versus $60.12 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by strong demand for construction materials and the rise in the NZ$/US$ exchange rate (US$0.72 per NZ$1.00 versus US$0.66 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 15% from the prior year period. Operating income of $6.6 million increased $7.5 million versus the prior year period due to higher prices ($6.6 million), changes in volume/mix ($0.3 million), lower depletion rates ($0.1 million), favorable changes in foreign exchange impacts ($1.2 million) and higher carbon credit sales ($0.3 million), which were partially offset by higher forest management and overhead costs ($1.0 million).
Third quarter Adjusted EBITDA2 of $12.6 million was $6.5 million above the prior year period.
Real Estate
Third quarter sales of $60.6 million increased $25.4 million versus the prior year period, while operating income of $43.1 million increased $23.1 million versus the prior year period. Sales and operating income increased in the third quarter due to higher volumes (23,601 acres sold versus 14,204 acres sold in the prior year period), and a 4% increase in weighted-average prices ($2,569 per acre versus $2,480 per acre in the prior year period).
Unimproved Development sales of $1.4 million were comprised of a 73-acre tract in St. John’s County, Florida for approximately $18,500 per acre.
Rural sales of $6.4 million were comprised of 2,069 acres at an average price of $3,082 per acre.
Non-strategic / Timberland sales of $52.8 million were comprised of 21,459 acres at an average price of $2,465 per acre, including 17,772 acres in Georgia for $2,720 per acre.
Third quarter Adjusted EBITDA2 of $56.6 million was $25.7 million above the prior year period.
Trading
Third quarter sales of $24.7 million increased $5.7 million versus the prior year period due to higher volumes and prices. Sales volumes increased 16% to 269,000 tons versus 231,000 tons in the prior year period. Average prices increased 11% to $91.80 per ton versus $82.45 per ton in the prior year period. The increases

225 Water Street, Jacksonville, FL 32202 904-357-9100

in both volumes and prices were primarily due to stronger demand from China. Operating income of $0.5 million increased $0.1 million versus the prior year period.
Other Items
Third quarter corporate and other operating expenses of $5.4 million increased $0.1 million versus the prior year period due to increased selling, general and administrative expenses ($0.2 million) and timberland transaction costs ($0.2 million), which were partially offset by lower costs related to shareholder litigation1 ($0.3 million).
Third quarter interest expense of $8.5 million increased $0.9 million versus the prior year period due to higher outstanding debt, partially offset by lower average rates and $0.4 million of expense related to the write-off of capitalized financing costs in the prior year period.
Third quarter income tax expense of $0.8 million was principally related to the New Zealand JV.
Outlook
“Based on our strong results for the first nine months and expectations for the balance of the year, we now anticipate full-year Adjusted EBITDA of $228 to $235 million, well above our prior guidance of $195 to $215 million,” added Nunes. “We continue to expect relatively flat prices in our Southern Timber and Pacific Northwest Timber segments for the remainder of the year, and we will continue to adjust harvest levels as appropriate to maximize the long-term value of our assets. In our New Zealand Timber segment, we expect continued strong performance driven by solid demand in both domestic and export markets. In our Real Estate segment, following an extraordinarily strong third quarter, we expect relatively light closings in the fourth quarter. We continue to be encouraged by interest in our Wildlight development project north of Jacksonville, Florida.”
Portfolio Management Update
“In addition to delivering strong operational performance year-to-date, we have continued to focus on upgrading our timberland assets through active portfolio management. To this end, we have recently entered into several acquisition and disposition transactions,” said Nunes.
Dispositions: We recently agreed to sell 62,100 acres of relatively young (average age 11 years) timberland in Alabama and Mississippi for $120 million in three separate transactions. Two of these transactions totaling $78 million closed in October, and the remaining $42 million transaction is scheduled to close in January of next year. Consistent with our disclosure practices, these Large Dispositions will be excluded from our Adjusted EBITDA.
Acquisitions: In the third quarter, we acquired 37,500 acres of high-quality timberland in Texas for $77 million in three separate transactions. Relative to our recent dispositions, these new properties have an older average age of 15 years and higher inventory stocking levels.
“Together with the Pacific Northwest portfolio realignment that we announced in the second quarter, we are excited about the overall upgrade to our timberland portfolio that these transactions represent. We will continue to identify and act on opportunities to enhance long-term shareholder value through active portfolio management and nimble capital allocation,” concluded Nunes.
Conference Call
A conference call and live webcast will be held on Thursday, November 3, 2016 at 10:00 AM EDT to discuss these results.
Access to the live webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, November 10, 2016 by dialing 866-443-1213 (domestic) or 203-369-1091 (international), passcode: 11032016.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.
2Pro forma net income, Pro forma revenues (sales), Pro forma operating income, Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2016, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (436,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements - Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” ‘anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income,” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com
# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2016 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
SALES	$171.4	$261.6	$151.7	$567.8	$407.8
Costs and Expenses
Cost of sales	116.6	138.2	116.0	362.8	327.0
Selling and general expenses	10.6	11.3	10.7	31.6	34.3
Other operating income, net	(5.5)	(9.5)	(2.8)	(20.9)	(15.5)
OPERATING INCOME	49.7	121.6	27.8	194.3	62.0
Interest expense	(8.5)	(8.0)	(7.6)	(23.6)	(24.6)
Interest income and miscellaneous income (expense), net	0.2	0.3	(1.6)	(1.2)	(4.2)
INCOME BEFORE INCOME TAXES	41.4	113.9	18.6	169.5	33.2
Income tax (expense) benefit	(0.8)	(2.3)	0.6	(2.2)	1.3
NET INCOME	40.6	111.6	19.2	167.3	34.5
Less: Net income (loss) attributable to noncontrolling interest	1.2	1.8	(0.5)	3.7	(1.4)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$39.4	$109.8	$19.7	$163.6	$35.9
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.32	$0.90	$0.16	$1.34	$0.28
Diluted earnings per share attributable to Rayonier Inc.	$0.32	$0.89	$0.16	$1.33	$0.28

Pro forma net income (a)	$0.33	$0.07	$0.17	$0.52	$0.31

Weighted Average Common
Shares used for determining
Basic EPS	122,597,927	122,567,853	125,143,706	122,574,094	126,125,802
Diluted EPS	122,882,633	122,820,914	125,305,972	122,782,900	126,770,703
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2016 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$110.0	$51.8
Assets held for sale	47.4	—
Other current assets	56.7	53.9
Timber and timberlands, net of depletion and amortization	2,325.5	2,066.8
Higher and better use timberlands and real estate development investments	70.3	65.4
Property, plant and equipment	20.0	15.8
Less - accumulated depreciation	(8.9)	(9.1)
Net property, plant and equipment	11.1	6.7
Other assets	50.4	71.3
	$2,671.4	$2,315.9
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$31.8	—
Other current liabilities	68.4	$59.5
Long-term debt	1,033.3	830.6
Other non-current liabilities	89.3	64.1
Total Rayonier Inc. shareholders’ equity	1,361.2	1,288.1
Noncontrolling interest	87.4	73.6
Total shareholders’ equity	1,448.6	1,361.7
	$2,671.4	$2,315.9

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
September 30, 2016 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2014	126,773,097	$702.6	$790.7	($4.8)	$86.7	$1,575.2
Net income (loss)	—	—	46.2	—	(2.3)	43.9
Dividends ($1.00 per share)	—	—	(124.9)	—	—	(124.9)
Issuance of shares under incentive stock plans	205,219	2.1	—	—	—	2.1
Stock-based compensation	—	4.5	—	—	—	4.5
Repurchase of common shares made under repurchase program	(4,202,697)	—	(100.0)	—	—	(100.0)
Other (a)	(5,402)	(0.4)	0.8	(28.7)	(10.8)	(39.1)
Balance, December 31, 2015	122,770,217	$708.8	$612.8	($33.5)	$73.6	$1,361.7
Net income	—	—	163.6	—	3.7	167.3
Dividends ($0.75 per share)	—	—	(92.1)	—	—	(92.1)
Issuance of shares under incentive stock plans	149,666	0.9	—	—	—	0.9
Stock-based compensation	—	3.9	—	—	—	3.9
Repurchase of common shares made under repurchase program	(35,200)	—	(0.7)	—	—	(0.7)
Other (a)	(8,648)	(5.6)	—	3.1	10.1	7.6
Balance, September 30, 2016	122,876,035	$708.0	$683.6	($30.4)	$87.4	$1,448.6

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The nine months ended September 30, 2016 also include changes as a result of the recapitalization of the New Zealand JV.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2016 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2016	2015
Cash provided by operating activities:
Net income	$167.3	$34.5
Depreciation, depletion and amortization	83.7	85.8
Non-cash cost of land and improved development	10.1	9.5
Gain on sale of large disposition of timberlands	(101.3)	—
Other items to reconcile net income to cash provided by operating activities	9.9	4.1
Changes in working capital and other assets and liabilities	(5.8)	9.5
	163.9	143.4
Cash used for investing activities:
Capital expenditures	(40.2)	(37.2)
Real estate development investments	(4.8)	(2.0)
Purchase of timberlands	(353.8)	(88.5)
Assets purchased in business acquisition	(1.1)	—
Net proceeds from large disposition of timberlands	127.0	—
Change in restricted cash	22.4	(17.8)
Other	(3.6)	2.6
	(254.1)	(142.9)
Cash provided by (used for) financing activities:
Net increase in debt	239.6	78.2
Dividends paid	(92.1)	(94.3)
Proceeds from the issuance of common shares	0.9	1.3
Repurchase of common shares made under repurchase program	(0.7)	(73.6)
Debt issuance costs	(0.8)	(1.7)
Other	(0.1)	—
	146.8	(90.1)
Effect of exchange rate changes on cash	1.6	(6.2)
Cash and cash equivalents:
Change in cash and cash equivalents	58.2	(95.8)
Balance, beginning of year	51.8	161.6
Balance, end of period	$110.0	$65.8

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
September 30, 2016 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Sales
Southern Timber	$27.8	$29.6	$34.8	$102.2	$103.0
Pacific Northwest Timber	16.1	16.9	21.6	52.3	57.8
New Zealand Timber	42.2	47.7	41.1	126.0	121.5
Real Estate	60.6	137.3	35.2	211.3	66.0
Trading	24.7	30.1	19.0	76.0	59.5
Total sales	$171.4	$261.6	$151.7	$567.8	$407.8

Pro forma sales (a)
Southern Timber	$27.8	$29.6	$34.8	$102.2	$103.0
Pacific Northwest Timber	16.1	16.9	21.6	52.3	57.8
New Zealand Timber	42.2	47.7	41.1	126.0	121.5
Real Estate	60.6	7.8	35.2	81.8	66.0
Trading	24.7	30.1	19.0	76.0	59.5
Pro forma sales	$171.4	$132.1	$151.7	$438.3	$407.8

Operating income (loss)
Southern Timber	$8.2	$11.1	$10.5	$35.0	$34.7
Pacific Northwest Timber	(3.3)	1.1	3.1	(0.9)	7.4
New Zealand Timber	6.6	10.0	(0.9)	21.4	3.8
Real Estate	43.1	105.7	20.0	153.0	34.0
Trading	0.5	0.6	0.4	1.5	0.6
Corporate and other	(5.4)	(6.9)	(5.3)	(15.7)	(18.5)
Operating income	$49.7	$121.6	$27.8	$194.3	$62.0

Pro forma operating income (loss) (a)
Southern Timber	$8.2	$11.1	$10.5	$35.0	$34.7
Pacific Northwest Timber	(3.3)	1.1	3.1	(0.9)	7.4
New Zealand Timber	6.6	10.0	(0.9)	21.4	3.8
Real Estate	43.1	4.4	20.0	51.7	34.0
Trading	0.5	0.6	0.4	1.5	0.6
Corporate and other	(4.2)	(6.3)	(3.8)	(14.7)	(15.4)
Pro forma operating income	$50.9	$20.9	$29.3	$94.0	$65.1

Adjusted EBITDA (a)
Southern Timber	$18.2	$21.7	$24.9	$72.1	$76.1
Pacific Northwest Timber	3.4	4.8	7.3	14.1	18.3
New Zealand Timber	12.6	16.4	6.1	40.5	26.0
Real Estate	56.6	7.7	30.9	74.0	54.6
Trading	0.5	0.6	0.4	1.5	0.6
Corporate and other	(4.1)	(6.2)	(3.8)	(14.4)	(15.2)
Adjusted EBITDA	$87.2	$45.0	$65.8	$187.8	$160.4

(a)	Pro forma sales, Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2016 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Nine Months Ended
	September 30,	September 30,
	2016	2015
Cash Provided by Operating Activities	$163.9	$143.4
Working capital and other balance sheet changes	(0.2)	(5.3)
Capital expenditures (a)	(40.2)	(37.2)
Cash Available for Distribution (b)	$123.5	$100.9

Net income	$167.3	$34.5
Interest, net and miscellaneous expense (income)	24.8	28.8
Income tax expense (benefit)	2.2	(1.3)
Depreciation, depletion and amortization	83.7	85.8
Non-cash cost of land and improved development	10.1	9.5
Costs related to shareholder litigation (c)	2.2	3.1
Gain on foreign currency derivatives (d)	(1.2)	—
Large Dispositions (e)	(101.3)	—
Adjusted EBITDA	$187.8	$160.4
Cash interest paid (f)	(23.6)	(21.9)
Cash taxes paid	(0.5)	(0.4)
Capital expenditures (a)	(40.2)	(37.2)
Cash Available for Distribution (b)	$123.5	$100.9

Cash Available for Distribution (b)	$123.5	$100.9
Real estate development investments	(4.8)	(2.0)
Cash Available for Distribution after real estate development investments	$118.7	$98.9

(a)
Capital expenditures exclude timberland acquisitions of $353.8 million and $88.5 million and spending on the Rayonier office building of $3.9 million and $0.4 million during the nine months ended September 30, 2016 and September 30, 2015, respectively.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(d)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand JV.

(e)
On April 28, 2016, the Company completed a disposition of approximately 55,000 acres of timberland located in Washington for a sales price and gain of approximately $129.5 million and $101.3 million, respectively.

(f)	Cash interest paid is presented net of patronage refunds received of $0.4 million and $1.3 million for the nine months ended September 30, 2016 and September 30, 2015, respectively.

F

PRO FORMA SALES (a)

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
June 30, 2016
Sales	$29.6	$16.9	$47.7	$137.3	$30.1	$261.6
Large Dispositions (b)	—	—	—	(129.5)	—	(129.5)
Pro forma sales	$29.6	$16.9	$47.7	$7.8	$30.1	$132.1

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
September 30, 2016
Sales	$102.2	$52.3	$126.0	$211.3	$76.0	$567.8
Large Dispositions (b)	—	—	—	(129.5)	—	(129.5)
Pro forma sales	$102.2	$52.3	$126.0	$81.8	$76.0	$438.3

PRO FORMA NET INCOME (c):

	Three Months Ended						Nine Months Ended
	September 30, 2016		June 30, 2016		September 30, 2015		September 30, 2016		September 30, 2015
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$39.4	$0.32	$109.8	$0.89	$19.7	$0.16	$163.6	$1.33	$35.9	$0.28
Costs related to shareholder litigation (d)	1.2	0.01	0.6	0.01	1.5	0.01	2.2	0.03	3.1	0.03
Gain on foreign currency derivatives (e)	—	—	—	—	—	—	(1.2)	(0.01)	—	—
Large Dispositions (b)	—	—	(101.3)	(0.83)	—	—	(101.3)	(0.83)	—	—
Expense related to the write-off of capitalized financing costs	—	—	—	—	0.4	—	—	—	0.4	—
Pro forma net income	$40.6	$0.33	$9.1	$0.07	$21.6	$0.17	$63.3	$0.52	$39.4	$0.31

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (f)(g):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
September 30, 2016
Operating income (loss)	$8.2	($3.3)	$6.6	$43.1	$0.5	($5.4)	$49.7
Costs related to shareholder litigation (d)	—	—	—	—	—	1.2	1.2
Pro forma operating income (loss)	$8.2	($3.3)	$6.6	$43.1	$0.5	($4.2)	$50.9
Depreciation, depletion and amortization	10.0	6.7	6.0	9.2	—	0.1	32.0
Non-cash cost of land and improved development	—	—	—	4.3	—	—	4.3
Adjusted EBITDA	$18.2	$3.4	$12.6	$56.6	$0.5	($4.1)	$87.2

June 30, 2016
Operating income (loss)	$11.1	$1.1	$10.0	$105.7	$0.6	($6.9)	$121.6
Costs related to shareholder litigation (d)	—	—	—	—	—	0.6	0.6
Large Dispositions (b)	—	—	—	(101.3)	—	—	(101.3)
Pro forma operating income (loss)	$11.1	$1.1	$10.0	$4.4	$0.6	($6.3)	$20.9
Depreciation, depletion and amortization	10.6	3.7	6.4	1.6	—	0.1	22.4
Non-cash cost of land and improved development	—	—	—	1.7	—	—	1.7
Adjusted EBITDA	$21.7	$4.8	$16.4	$7.7	$0.6	($6.2)	$45.0

September 30, 2015
Operating income (loss)	$10.5	$3.1	($0.9)	$20.0	$0.4	($5.3)	$27.8
Costs related to shareholder litigation (d)	—	—	—	—	—	1.5	1.5
Pro forma operating income (loss)	$10.5	$3.1	($0.9)	$20.0	$0.4	($3.8)	$29.3
Non-operating expense	—	—	—	—	—	(0.1)	(0.1)
Depreciation, depletion and amortization	14.4	4.2	7.0	6.3	—	0.1	32.0
Non-cash cost of land and improved development	—	—	—	4.6	—	—	4.6
Adjusted EBITDA	$24.9	$7.3	$6.1	$30.9	$0.4	($3.8)	$65.8

F

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
September 30, 2016
Operating income (loss)	$35.0	($0.9)	$21.4	$153.0	$1.5	($15.7)	$194.3
Costs related to shareholder litigation (d)	—	—	—	—	—	2.2	2.2
Gain on foreign currency derivatives (e)	—	—	—	—	—	(1.2)	(1.2)
Large Dispositions (b)	—	—	—	(101.3)	—	—	(101.3)
Pro forma operating income (loss)	$35.0	($0.9)	$21.4	$51.7	$1.5	($14.7)	$94.0
Depreciation, depletion and amortization	37.1	15.0	17.3	14.0	—	0.3	83.7
Non-cash cost of land and improved development	—	—	1.8	8.3	—	—	10.1
Adjusted EBITDA	$72.1	$14.1	$40.5	$74.0	$1.5	($14.4)	$187.8

September 30, 2015
Operating income (loss)	$34.7	$7.4	$3.8	$34.0	$0.6	($18.5)	$62.0
Costs related to shareholder litigation (d)	—	—	—	—	—	3.1	3.1
Pro forma operating income (loss)	$34.7	$7.4	$3.8	$34.0	$0.6	($15.4)	$65.1
Depreciation, depletion and amortization	41.4	10.9	22.2	11.1	—	0.2	85.8
Non-cash cost of land and improved development	—	—	—	9.5	—	—	9.5
Adjusted EBITDA	$76.1	$18.3	$26.0	$54.6	$0.6	($15.2)	$160.4

ADJUSTED EBITDA GUIDANCE (g):
	2016
	Guidance			Prior Guidance
Net Income to Adjusted EBITDA Reconciliation
Net income	$208.0	-	$214.0	$45.0	-	$55.0
Interest, net	33.0	-	33.2	28.5	-	29.3
Income tax expense (benefit)	2.5	-	3.5	0.5	-	1.7
Depreciation, depletion and amortization	113.0	-	115.0	104.0	-	109.0
Non-cash cost of land and improved development	10.0	-	12.0	15.0	-	17.0
Costs related to shareholder litigation (d)	2.7	-	3.5	2.0	-	3.0
Gain on foreign currency derivatives (e)	(1.2)	-	(1.2)	—		—
Large Dispositions (b)	(140.0)	-	(145.0)	—		—
Adjusted EBITDA	$228.0	-	$235.0	$195.0	-	$215.0

(a)
Pro forma sales is defined as revenue adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(b)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value. On April 28, 2016, the Company completed a disposition of approximately 55,000 acres located in Washington for a sales price and gain of approximately $129.5 million and $101.3 million, respectively.

(c)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives, Large Dispositions and expense related to the write-off of capitalized financing costs. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(d)
“Costs related to shareholder litigation” includes expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(e)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand JV.

(f)
Pro forma operating income is defined as operating income adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the ongoing operating results.

(g)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F